A COMPLETE SUMMARY APPRAISAL REPORT
                      OF VARIOUS TRACTS OF UNDEVELOPED LAND
                              TOTALING 237.72 ACRES
                                     Located
                  SOUTH OF EDGEFIELD AND NORTH OF NORTH AUGUSTA
                        EDGEFIELD COUNTY, SOUTH CAROLINA

                                       FOR

                    Mount Vintage Plantation Golf Club, LLC.
                                   PO Box 706
                               Edgefield, SC 29824

                                   PREPARED BY

                              J. Marshall Vann, SRA
                            Sherman & Hemstreet, Inc.
                                123 Eighth Street
                               Augusta, Ga., 30901


                               DATE OF VALUATION:
                                  June 16, 1998


                               DATE OF INSPECTION
                                  June 16, 1998


                                  PREPARED ON:
                                  June 25, 1998
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Mr. Bettis C. Rainsford                                            June 25, 1998
Mount Vintage Plantation Golf Club, LLC
PO Box 706
Edgefield, SC  29824

Re: A Complete Summary Appraisal Report of Various Tracts of Undeveloped Land Located south of Edgefield and north of North Augusta and identified as A portion of Mount Vintage Plantation Edgefield County, South Carolina

Dear Mr. Rainsford:

At your request, I have inspected and prepared a complete summary appraisal report of various tracts of unimproved land south of Edgefield and north of North Augusta in Edgefield County, South Carolina. I have personally made an inspection and the necessary investigative analysis to determine the market value of the fee simple interest in the aforementioned property on June 16, 1998, which was the date of the initial inspection.

The accompanying report describes the sales comparison approach to value and the conclusions derived by application of the approach. Please note the assumptions and limiting conditions included in the addenda to the report. This appraisal is made subject to these assumptions and limiting conditions.

Based upon my investigation and analysis of the data gathered with respect to this assignment, I have formed the opinion that the market value of the fee simple interest in the subject property, subject to encumbrances stated herein, on June 16, 1998 was:

Allocated as follows:

                  Improvements:                      N/A
                  Land: 237.72 Acres @ $4,000 per acre $950,000 (Rounded)

                     NINE HUNDRED AND FIFTY THOUSAND DOLLARS
                                   ($950,000)


Supporting data are contained in the attached report. Thank you for the opportunity of preparing this report. Please call me at (706)722-8334 if you have any questions or if you wish to discuss the report.

                                         Respectfully submitted,

                                         /s/ J. Marshall Vann, SRA
                                         ------------------------------
                                         J. Marshall Vann, SRA, CG410
                                         Cert. General R. E. Appraiser
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                                TABLE OF CONTENTS



                                                                            Page
                                                                            ----
Photograph of Subject Property.................................................1
Summary of Important Facts and Conclusions.....................................4
Purpose of Appraisal...........................................................5
Scope of Appraisal.............................................................5
Sales History of the Property..................................................7
Definition of Market Value.....................................................9
Definition of Fee Simple Estate............................................... 9
Regional & City Summary ......................................................10
Neighborhood Analysis.........................................................10
Description of the Site.......................................................12
Zoning and Land Use Plan......................................................15
Assessment and Tax Data.......................................................15
Site Data.....................................................................17
Description of the Improvements...............................................17
Highest and Best Use Analysis.................................................19
The Appraisal Process.........................................................24
Comparable Land Sales.........................................................26
Sales Comparison Grid ........................................................33
Sales Comparison Grid Analysis................................................34
Reconciliation and Conclusion of Value .......................................36
Certification.................................................................38
Statement of Limiting Conditions..............................................39
Qualifications of J. Marshall Vann............................................41

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                       PHOTOGRAPHS OF THE SUBJECT PROPERTY



                              [PHOTO APPEARS HERE]

                      Entrance to Mount Vintage Plantation
                                   Facing East



                              [PHOTO APPEARS HERE]


                         View Of Proposed Clubhouse Site
                 Taken by J. Marshall Vann, SRA on June 29, 1998
                                  Facing North

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                      PHOTOGRAPHS OF THE SUBJECT PROPERTY

                              [PHOTO APPEARS HERE]

               View of Holes #4 and #5 Across Power Line Easement
                       Facing in a Southwesterly Direction



                              [PHOTO APPEARS HERE]

                       View of #1 Green, Facing Southwest
             Taken by J. Marshall Vann, Facing East on June 29, 1998

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                      PHOTOGRAPHS OF THE SUBJECT PROPERTY

                              [PHOTO APPEARS HERE]

                  Street View From Entrance on Sweetwater Road
                         Facing in a Northerly Direction


                              [PHOTO APPEARS HERE]

                Street View From on Sweetwater Road, Facing South
                   Taken by J. Marshall Vann on June 29, 1998


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                    SUMMARY OF SALIENT FACTS AND CONCLUSIONS


Property Type:                      Various Tracts of Unimproved Land

Location of Property:               West of Road #S-19-34 or Sweetwater Road
                                    within the parameters of Mount Vintage
                                    Plantation, south of Edgefield and north of North Augusta, SC

Owner of Record:                    Mount Vintage Property Company, Incorporated

Previous Owner/Developer:           Assemblage of property from various owners

Date of Value:                      June 16, 1998

Date of Inspection:                 June 16, 1998

Date of Report:                     June 25, 1998

Property Rights Appraised:          100% Fee Simple Interest

Purpose of the Appraisal:           To estimate the fee simple market value of
                                    various tracts of unimproved land for the special use as a golf course via a complete summary appraisal report.

Site Size/Area:                     237.72 total acres of partially wooded land
                                    of which 15.7 acres is existing or proposed ponds and approximately 4.0 acres is wetlands.

Edgefield County Identification:    Mount Vintage Plantation

Improvements:                       None other than the partially wooded area,
                                    the pond and the wetland areas that were mentioned above. The sales used in this report were partially wooded tracts of which some were improved with ponds as described in the description of the property. This appraiser is not qualified to perform timber cruises. The adjustments were explained following the grid found in the sales comparison/market approach to value.
                                    Utilities to the subject are well and septic tank at this time.

Zoning:                             N/A; Edgefield County



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                    SUMMARY OF SALIENT FACTS AND CONCLUSIONS

Highest and Best          Use Typical Use: Single Family Residential Development
As if Vacant:                 Special Use: For Golf Course to Encourage
                                           Residential Development
Highest and Best Use
As Improved:                                     N/A

Conclusion of Value:                Value of 237.72 Acres @ $4,000 per acre
                                    $950,000 (100% Interest)

PURPOSE & USE OF THE APPRAISAL
         The purpose and use of the appraisal is to analyze all pertinent factors in order to estimate the fee simple market value of the various parcels of undeveloped land to be used for a golf course. The property is a portion of Mount Vintage Plantation in Edgefield County, South Carolina. The appraised value is as of June 16, 1998 which is the initial date of inspection. The values derived by this appraisal will be used in a prospectus for potential investors in this golf course development. The development is an assemblage of property, which began in 1992 and will be discussed in the History of the Property section of this report. A complete summary appraisal report will be prepared for Mt. Vintage Plantation Golf Club, LLC. To my knowledge the property is not listed for sale nor is there a contract to purchase the property as of the date of the appraisal or the date of this report.
         The appraisal assignment was not based on a requested minimum valuation, a specific valuation, or the approval of a loan.

                             SCOPE OF THE APPRAISAL

SCOPE OF THE APPRAISAL
         It is the intent of this report to be a complete summary appraisal report of the stated interest in the subject real estate. As such, it reports only summary discussions of the data, reasoning, and analyses that were used in the appraisal process to develop the appraiser's opinion of value. The process of gathering data and arriving at a value estimate is the same in a complete summary appraisal report as in a self contained report; however more of the supporting data are retained in the appraiser's file for this appraisal. It is the appraiser's belief

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                             SCOPE OF THE APPRAISAL

that the report meets all of the requirements set forth under Standards Rule 2-2
(b) for a complete summary appraisal report as prescribed by: (1) the "Uniform Standards of Professional Appraisal Practice" as promulgated by the Appraisal Foundation, and (2) the regulations of the Appraisal Board of the State of South Carolina. The depth of discussion contained in this report is specific to the needs of the client. The appraiser is not responsible for unauthorized use of this report.
         The real estate is various tracts of land located south of Edgefield and north of North Augusta, Edgefield County, South Carolina in a mixed land use area of residential homes, timberland, row crop and some industrial use land. There are special use properties nearby that include churches and schools.
         The property consists of 237.72 acres of special use property intended for golf course development. Included in this acreage are 15.7 acres of proposed pond and approximately 4.0 acres of wetlands. The primary access to the development is off the east side of Sweetwater Road also known as Road S-19-34. The cut through road off of Sweetwater Road is Mount Vintage Plantation Drive. The site is best visualized on the plats that were provided to perform an appraisal of the golf course property.
         Although limited, enough data is available in the local market to reach a supportable value conclusion by the employment of standard appraisal techniques. A value estimate was arrived at by the use of a sales comparison/market approach to value. The cost approach is not appropriate because the only improvements included in the appraised value are part of the real estate or items of real property such as timber, ponds, and wetland areas. The income approach to value is not a typical method to determine a value for the subject due to inadequate rental data on leased land in the neighborhood.
         All reasonable efforts were made to collect, confirm and analyze data available from the Edgefield and Aiken Counties, SC market area, which would assist in the preparation of this report. The appraiser subscribes to a reporting service that provides deed data for all recorded sales in Edgefield and Aiken Counties in South Carolina, which are the principal urban counties that would be comparable to the subject neighborhood. A five-year summary of commercial

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                             SCOPE OF THE APPRAISAL

property sales in these counties is maintained and consulted on each appraisal. In addition, tax office sales data are routinely inspected and consultations held on a continuing basis with local brokers and developers active in the commercial real estate market.
         Data selected as germane to this appraisal assignment are further investigated, confirmed by a party to the transaction if possible, analyzed and discussed in the report. Other market area data, trends and conditions form background information for the interpretation of the data employed in the appraisal.
         The appraiser has not made a formal title search or survey. Title data on the description of the property and any encumbrances were obtained from the records obtained from Mr. Rainsford's office and from the pubic records at the Edgefield County Courthouse.


SALES HISTORY OF THE SUBJECT PROPERTY

         Mount Vintage Property Company Incorporated as shown in the Edgefield County Tax Assessors Office currently owns the 237.72 acres that are the subject of this report. As of the date of my inspection and after obtaining the owners records, Mount Vintage Plantation is an assemblage of property from 10 different property owners and the total 4,078.67 acres of which 163.08 acres are owned by Mount Vintage Development Company, LLC. Mount Vintage Property Co., Inc owns 3,915.59 acres and the subject of this report is a portion of the development. The assemblage of property occurred from May of 1992 until January of 1995.
         The subject is a 237.72-acre tract of land intended specifically for golf course use. The surrounding property is subdivided on the site plan, however all roads have not been cut as of the inspection date. The property is currently being developed in phases. 13 lots have been sold and 1 lot is under contract as of June 25, 1998. The first lot was sold on July 20, 1995. The sales history is as follows:


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SALES HISTORY OF THE SUBJECT PROPERTY

   Grantee        Lot #         DB & Pg        Date        Size/Acr        Sales $      $ Per Acr        View
-------------- -------------- ------------- ------------- ------------- -------------- ------------- -------------
   Mooney           25          483/260       07/20/95        2.27         $22,900       $10,088       Wds/Crnr
    Lewis           25          567/246       12/05/97        2.27         $28,000       $12,345        Resale
    Haas            27          484/283       07/27/95       10.57         $70,000        $6,623         Pond
   Talbert          24          494/218       10/31/95        2.20         $21,900        $9,955        Woods
    Lewis            3          497/053       12/01/95        3.51         $35,000        $9,972        Creek
    Boone            8          523/093       08/15/96        3.62         $35,000        $9,669         Pond
   Patton       5 (Estate)      525/032       08/30/96       10.20         $85,000        $8,333         Pond
   Lechene          12          525/256       09/20/96        2.53         $30,433       $12,029         Pond
   McDaniel         28          518/035       01/27/97        2.05         $25,000       $12,195        Woods
  Ashcraft           4          575/162       02/11/98        6.66         $57,900        $8,694         Pond
   Stevens           5          577/105       02/20/98        4.67         $48,900       $10,471         Pond
   Hadden           10          577/152       02/25/98        3.26         $39,900       $12,239         Pond
  Harrison          13          580/118       03/13/98        2.45         $34,900       $14,245         Pond
   Durden           14          588/289       05/21/98        3.07         $42,900       $13,974         Pond
   Unknown          20            N/A         Pending         4.10         $35,900        $8,756        Creek
-------------- -------------- ------------- ------------- ------------- -------------- ------------- -------------

         For the purposes of this report, the subject is a 237.72-acre portion of the 4,000-acre development. The site plan shows actual topography and acreage's that were used to appraise the golf course property.
         Because of the size and shape of the subject parcel, the property is situated on more than one tax map in the Edgefield County Tax Assessors Office and will not be delineated in this report. The site plan of this parcel was provided and is assumed to be correct.

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MARKET VALUE
         "The most probable price which a property should bring in a competitive and open market under all conditions requisite to a fair sale, the buyer and seller each acting prudently and knowledgeably, and assuming the price is not affected by undue stimulus. Implicit in this definition is the consummation of a sale as of a specified date and passing the title from seller to buyer under conditions whereby:

   1.  buyer and seller are typically motivated
   2. both parties are well informed or well advised, and acting in what they consider their best interests;
   3.  a reasonable time is allowed for exposure in the open market
   4. payment is made in terms of cash in United States dollars or in terms of financial arrangements comparable thereto; and
   5. the price represents the normal consideration for the property sold unaffected by special or creative financing or sales concessions granted by anyone associated with the sale. (Source: Uniform Standards of Professional Appraisal Practice, 1998, Page 163).

   DEFINITION OF FEE SIMPLE ESTATE

         "Absolute ownership unencumbered by any other interest or estate, subject only to the limitations imposed by the governmental powers of taxation, eminent domain, police power, and escheat."(Source: The Appraisal of Real Estate, Eleventh Edition, Appraisal Institute, l996, Pg. l37).


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SUMMARY OF REGIONAL AND CITY DATA
         Regional & City Data is an essential part of the appraisal process. By using the four forces, it is this appraiser's conclusion that all four forces affect the subject property in a positive manner.
         The environmental forces reflect a favorable geographical location with a mild climate. There is adequate access by major highways with ample education, medical facilities, shopping, churches, housing, and industry.
         The economic forces reflect a continuing growth of industry and new businesses, which bring in additional people who need housing. As shown by statistics, per capita income has been rising, household income is rising, and industrial payrolls are rising, therefore, a continuing need for residential single-family housing.
         Social forces which include population growth and unemployment rates are all evidence that Aiken is a growing community with an unemployment rate very near the state and national level even with cutbacks at the Savannah River Site.
         Government forces indicate that Edgefield County has stable governmental forces that thrive for a growing community and a prosperous future. The four forces support the conclusion that the subject is in a favorable location with favorable probabilities that the subject property would sell at a reasonable price within a reasonable time frame if it were placed on the open market.

NEIGHBORHOOD ANALYSIS
      The property valued in this report is located in an outlying area of Edgefield County. The area is gradually being developed with residential homes and a wide range of home sizes and values are noted. The subject is a portion of a 4,000-acre development known as Mount Vintage Plantation. Access to the property is off the east side, northbound lane of Sweetwater Road or Road # S-19-34. The property is located 10 miles south of Edgefield, 13 miles north of Augusta and approximately 16 miles west of Aiken.


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                             NEIGHBORHOOD ANALYSIS

      The neighborhood is comprised of a wide range of residential home sites, farms, other special use properties and large timber tracts. Commercial activity in the immediate area will consist of agricultural related businesses such as strawberry farms, livestock, pastures and timber harvest.
      State Highway #230 or Martintown Road bound the subject neighborhood on the west. It is south of Edgefield or State Road #23 and US Highway #25 and #121 bound the neighborhood on the east. Interstate 20 is south of the property about 12 miles.
      The neighborhood is a mixed-use area comprised of residential home sites, farms, and large timber tracts. Commercial activity on a broader scope is mainly industrial and located along US Hwy. #25, closer to Interstate 20. Recent industrial development in the area is the new Menardi-Criswell filter plant and Southern Felt Incorporated has also completed construction of a yarn manufacturing plant across Maxwell Drive from Menardi-Chriswell. The Market Place is a recently completed shopping center with Winn Dixie as the anchor tenant.
      This section of Edgefield County has seen increasing population due to the availability of reasonable commercial and residential land values in addition to its location to all necessary everyday conveniences such as restaurants, retail and grocery shopping, banking, schools, and recreational activities. The majority of conveniences are located south in North Augusta and west in Augusta, Georgia. The area has seen several newer subdivisions developed and several larger tracts of land being purchased for the purpose of selling the timber. Recent residential ventures include the subject of this report (a golf course) and an equestrian facility being developed for the purpose of training riders, boarding horses and fox hunting. The estimated 4,000 acres of land purchased for residential/equestrian development is identified as Mount Vintage Plantation. Some of the more exclusive neighborhoods include The Oaks S/D off of Gregory Lake Road and Savannah Barony, which has homes fronting on the Savannah River. Mid range value subdivisions that have been developed include Bergen Place, Walnut Grove, Walnut Place, and Butlers Mill.
      At this point it should be noted that there have been some higher than expected land sales to occur in the immediate area due to the voting out of the video poker amusement facilities in Aiken County. Soon after the video poker was voted against in Aiken County, there were a number of land


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                             NEIGHBORHOOD ANALYSIS

sales just inside Edgefield County that were for the purpose of constructing the video poker amusement facilities. Some of the smaller establishments are up for sale after only a short opening time frame.
       The availability of utilities is average and by way of well and septic tanks which is considered common for the area. Access to necessary conveniences is considered average from this site. Increasing population, residential development, and recreational activities in this area all lead to a positive analysis and continued growth for the subject neighborhood. There is a continuing effort being made at all levels to continue the economic growth and development of commercial and residential properties in this neighborhood.
      There are various homes near the subject and outside of the Mount Vintage Plantation that includes older frame homes, mobile and modular homes, homes on large tracts of land and some newly built homes. A wide range of housing size and values is common for rural areas such as this. The neighborhood is 25% built-up and is approximately 75% agricultural and timber use property. The homes in Mount Vintage Plantation are subject to restrictive covenants and minimum size homes and price ranges are required to insure conformity.


   SITE DESCRIPTION AND ANALYSIS

         The subject property consists of various tracts of land in the same vicinity that link together and form an 18-hole golf course layout. The total acreage is 237.72 acres and is separated into seven tracts that range from 16.04 acres to 78.39 acres as shown in the site plan provided by Tom Jackson, Incorporated, Golf Course Design and Land Planning.
         For the purpose of this report the intended use will be specific for a golf course and should be treated as one tract of land. The appraised value includes the timber and the proposed water influence, however it should be noted that this appraiser is not a qualified timber cruiser. The comparable sales were all wooded tracts that were purchased for residential development and some had a water influence. Minimal adjustments were required in this section of the report because the sales used in this report were purchased for their development potential and not the



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                                  SITE ANALYSIS

timber value or water influence. The subject property was inspected by this appraiser and the site plan shows a total of 237.72 acres broken down as follows:


      TRACT #1)                  16.64 Acres
      TRACT #2)                  41.25 Acres
      TRACT #3)                  16.80 Acres
      TRACT #4)                  13.37 Acres
      TRACT #5)                  42.95 Acres
      TRACT #6)                  78.39 Acres
      TRACT #7)                  28.32 Acres
                                 -----------
   Total Golf Course is          237.72 Acres


         For the purpose of this report, the appraised value for the golf course land will include 237.72 acres of which three proposed ponds on site will be 7.8 acres, 4.7 acres and 3.2 acres or 15.7 acres total. According to the engineer who performed the survey there is about 4 acres included in the wetland area. This area will be incorporated into the golf course and no adverse values should be recognized because of the restricted use of wetlands.
         The topography appears to have adequate drainage because of the rolling terrain and various wooded areas throughout Mount Vintage Plantation. The main access to the property is off of Sweetwater Road or S-19-34, which is a north-south county maintained paved road that runs along the western edge of the development. Mount Vintage Plantation Drive intersects the development and is a cut through road to various phases of the development and leads to the proposed clubhouse. The site is about ten miles south of Edgefield, thirteen miles north of Augusta and sixteen miles west of Aiken. The site is best identified as Mount Vintage Plantation.
         From my inspection of the most recent FEMA 100-year flood maps and conversation with the engineers, only a very small portion, if any, of the golf course will be affected by the 100-year flood plain. Qualified surveyors would be able to determine a precise location of the

                                 SITE ANALYSIS

100-year flood plain areas in relation to the subject property. The subject may be found on the Unincorporated Areas of Edgefield County Flood Hazard Boundary Map #450229-0001 A in Zone C. The flood map is dated January 20, 1978.


         The appraised value assumes no hazardous or adverse environmental conditions are associated with any part of this site. A visual inspection did not reveal any evidence of obvious potential environmental hazards such as underground storage tanks, storage containers, and evidence of waste disposal. The property does not appear to have been used in any business that would be expected to produce such hazards. The appraiser is not aware of any formal environmental study having been conducted by a qualified investigator. This appraiser is not qualified to make a determination and any interested parties should take such steps as are necessary to satisfy their requirements concerning the possible presence of such material.
         The subject is currently in an unincorporated area in Edgefield County, South Carolina. There are no particular zoning designations or districts in this area at the present time. Edgefield County currently has a Commercial and Industrial Land Development Plan for unincorporated areas similar to the subject. The usage for the surrounding property is residential and the developers have established restrictive covenants in Mount Vintage Plantation to insure conformity.
         Electricity is the only public utility available for the property at this time. Each property owner is responsible for sewage disposal by means of septic tank and water being obtained by well. Access to the developed lots and golf course will be by means of paved county maintained roadways. It should be noted that Mount Vintage Plantation Drive is the only county maintained road in the development and the developers have not deeded the other roads to the County at this time.
         From a functional adequacy standpoint, the intended use as a golf course is good and the design and layout are adequate for its intended use. There is no competition in the immediate area from another golf course. There is good frontage and access to the property from major arteries of Edgefield County. The location in Edgefield County in comparison to neighboring and competitive parcels is good.


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



ZONING AND LAND USE PLAN
         The subject is currently in an unincorporated area in Edgefield County, South Carolina. There are no particular zoning designations or districts in this area at the present time. Edgefield County currently has a Commercial and Industrial Land Development Plan for unincorporated commercial areas. Commercial as well as residential development use may require an approved site plan by the Edgefield County Planning and Development Board. The above information was obtained from the Edgefield County Land Use Ordinance Manual and from conversation with Mr. Henry Coleman and Mr. Jack Jenkins from the Edgefield County Planning Commission.
         The subject is an existing subdivision and has been approved for residential use by the Edgefield County authorities. The owners of the development have also set up restrictive covenants to insure conformity. The appraised value assumes that the proper authorities of the Planning and Development Board will approve the specific use as a golf course.


PROPERTY ASSESSMENT AND TAX DATA


         The subject is an irregular shaped 237.72-acre tract of land separated by Mount Vintage Plantation Drive. The property is identified in the Edgefield County Tax Assessors Office on various tax maps. The land use for the larger tracts according to the tax assessor's office is for agricultural use and taxed as such. After conversation with authorities at the tax assessor's office, they value the larger tracts at approximately $800 per acre. They are being taxed on a vacant land valuation.
         The property and improvements are subject to compliance with taxation under the auspices of Edgefield County. After reviewing the assessed taxes being levied on the property, it appears the taxes being paid are within the range of taxes assessed for comparable use properties in the neighborhood.
         The 1997 mill rate in Edgefield County is 263.0 for unincorporated areas and 256.0 for incorporated areas. The municipality mill rate for each town is added to the incorporated mill rate for total tax evaluations to be performed. Different municipality mill rates are applicable for those properties located in the Towns of Edgefield, Johnston and Trenton. The county mill rate for properties in the town is 256.0 plus the municipality mill rate of 88 for Edgefield, 85 for Johnston and 64.7 for Trenton. The current assessment ratio for vacant land and commercial properties is 6%, the ratio for industrial property is 10.5% and the ratio for improved residential land is 4%.


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



                        PROPERTY ASSESSMENT AND TAX DATA


         Like most South Carolina communities, the annual budget for Edgefield County tends to increase gradually with time. The County mill rates decreased in 1996, however gradual increases in taxes will be required because of the newly constructed and renovated schools in 1995 and 1996 in addition to increases in the county budget. Considering the location of the improvements and the overall trend in Edgefield County, the taxes due and payable on the subject will increase gradually over time.
         At present, the assessor's office has the ownership of the subject in the name of Mount Vintage Property Company, Inc. The unimproved property in the area is valued for agricultural use at or near $800.00 per acre, which is significantly lower than the fair market value. The taxes being paid on the subject should increase significantly after the golf course is developed.
         The current assessment ratio for similar agricultural property in Edgefield County is 6%; the l997 unincorporated mill rate is 263. The 1997 taxes for the subject before penalties or assessment will be based on the Edgefield County appraised value of 237.72 acres @ $800.00 per acre or $190,176 and are calculated as follows:


      Appraised Value   x        Assessment Ratio               =        Assessed Value
      $190,176          x             .060                      =        $11,410.56

      Assessed Value    x        County  Millage + City Millage =        Total Taxes
      $11,410.56        x            .26300      +      N/A     =        $3,000.98

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                                       16

SITE DATA
         As of the inspection date, the subject property is vacant land with no known on-site improvements of significant value other than real property improvements.


Physical Characteristics:
     Total Area:                            237.72 acres+/-
     On site improvements:                  None included in the appraised value
     Topography:                            Rolling terrain
     View:                                  Neighboring residential home sites
     Soil:                                  Sand/Clay
     Utilities:                             Well & Septic Tank

Power line and gas line easements are incorporated into the development and do not adversely affect the value of the property.

    Mineral Deposits:                       None known of any commercial value
    Environmental Hazards:                  None known
    Flood Zone:                             No; Flood Map 450229-0001 A.
                                            Zone C; January 20, l978.
    Functional Adequacy:                    Good


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



   RELATIONSHIP OF SITE TO SURROUNDINGS


         The parcel of land is for a specific use as a golf course as previously described and shown on the site plan. The tract will be analyzed as one large tract of land and compared to the most comparable subdivision sales that this appraiser was able to find and verify data on.
         The subject is a special use property that is intended to be a golf course. Because of the layout and design of this tract, the primary highest and best use for the subject is for golf course development. It is the opinion of this appraiser that a secondary highest and best use would be for additional lots to the subdivided and sold. The golf course supports the highest and best use theory because it will enhance sales activity around the site for those people interested in building homes on a golf course lot.
         The subject was compared to property purchased for residential development because there were no sites of this size that were purchased for the specific use as a golf course. The subject is compatible to the surrounding area and enhances the value of the adjacent properties. With proper management, a golf course use will continue to be the highest and best use of this unimproved property in the future. The marketability of these parcels is expected to be good when evaluating the current developments near the subject property. Modest interest rates paired with a good location and private restrictions should enhance the marketability of this property especially for those people looking for an outlying area with several types of recreational facilities available to include equestrian facilities such as horse training, riding and fox hunting and golf.

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                                       18

                          HIGHEST AND BEST USE ANALYSIS

         The Appraisal of Real Estate, Eleventh Edition, page 297 defines highest and best use as, "The reasonably probable and legal use of vacant land or an improved property, which is physically possible, appropriately supported, financially feasible, and that results in the highest value." Four criteria that the highest and best use must meet are legal permissibility, physical possibility, financial feasibility, and maximum profitability.
         Highest and best use as though vacant "assumes a parcel of land is vacant or can be made vacant through demolition of any improvements."
         Highest and best use of property as improved pertains to "the use that should be made of an improved property in light of its improvements."
         This section of the report will discuss in detail the highest and best use as if vacant and as improved, using the four tests of legal permissibility, physical possibility, financial feasibility, and maximum profitability.

         1. Legally permissible may be stated as permitted uses by zoning, land use and deed restrictions on the site in question.
         2. Physically possible concerns the size, shape, area, and terrain of the site in question and whether or not the improvement can be built on this site.
         3. Financially feasible concerns the physically possible and legally permissible uses, which will produce a positive net, return to the owner of the site.
         4. Maximum profitability concludes that among the feasible uses stated above, which use will produce the greatest net return to the owner of the site.



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


                         HIGHEST AND BEST USE ANALYSIS

Highest & Best Use of the Site as Though Vacant

         Legally Permissible: In looking at the property as though vacant, the first test of legal permissible use was analyzed. The subject parcel is located in an unincorporated area of Edgefield County where zoning restrictions are not enforced at this time. If any portion of the property would be developed into a subdivision or some type of commercial development, a site plan would have to be approved by The Edgefield County Planning Board. At the present time there are no restrictions on this tract regarding specific zoning regulations, therefore many different uses for the tract would be acceptable. Legally permitted uses may consist of special use or subdivision development since the surrounding property is being developed as single-family residential use.

         Physically Possible: The subject site consists of several tracts of undeveloped land at this time. The intended use of the subject tract is for golf course development. An alternate use that is physically possible is for subdivision development. The site plan that was provided is a golf course design and according to the engineers, is physically possible based on the slope and shape of the surrounding topography. The 18-hole golf course will run throughout this phase of Mount Vintage Plantation and will include approximately 16 acres of water in 3 separate ponds. Approximately 4 acres of the property is considered to be wetlands and there is little or no part of this property situated in the 100-year flood plain area. It is physically possible to use the land for golf course development or residential subdivision development.
         There is adequate access with all the necessary conveniences relating to shopping, areas of employment, schools, churches, and recreational facilities. No adverse easements or encroachments were noted during my physical inspection of the property and the site plan. It is presumed that adequate soil conditions exist for full development and that drainage is adequate. Utilities are adequate because well and septic tanks are common for property owners in this

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



                         HIGHEST AND BEST USE ANALYSIS

area. Based on the physical characteristics of the land subdivision development or special use as a golf course would be physically possible.

         Financially Feasible: After determining what uses are physically possible and legally permissible, those uses expected to produce a positive net return are regarded as financially feasible. Adequate positive net income or rate of return would indicate that a use is financially feasible. It must be demonstrated that the proposed usage is in demand and that a sufficient level of market need exists. After analyzing the competing property in the area and the current economic situation at hand, there is sufficient land surrounding the subject that is being used for residential development. It should be realized that there would be a certain degree of risk regarding the financial feasibility of a golf course in this area of Edgefield County. The three closest courses are Pine Ridge Country Club, situated between Edgefield and Johnston, North Augusta Country Club located on the north side of Gregory Lake Road and the new River Course in North Augusta that borders the Savannah River. Continued development of vacant land for a combination of golf course and residential use in this area is an indication of financial feasibility. The interest rates and unemployment rates are low which is an indicator of a strong economy.
         The subject is a new residential subdivision that already provides an equestrian facility for the boarding of horses, training riders and fox hunting. The subdivision is being developed in phases at this time. Several of the lots have sold since the first phase was opened. Because of the residential lots that are already subdivided, the remaining land should be used for golf course development. It is the opinion of this appraiser that the golf course development would increase the sales activity of vacant lots in this subdivision.

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                                       21

                         HIGHEST AND BEST USE ANALYSIS

         Maximally Productive: Of the uses that are legally permissible, physically possible, and financially feasible, the use that would provide the highest rate of return, or value is considered to be the highest and best use of the subject site as though vacant. After stating that a golf course development would enhance the sales activity of vacant lots, then it is reasonable to conclude that the maximally productive use of this property is for golf course development.
         Through research of the Edgefield and Aiken County records at the Tax Assessors and RMC Office, there have been several tracts of land purchased for residential development within the last few years. These large tracts were purchased for subdivision development. There are no comparable sales in this market area that were purchased for the specific use as a golf course only. The most comparable tracts of land will be discussed in the following section and comparisons will be made on a per acre basis. An appraised value for the subject with 237.72 acres will then be determined.
         In conclusion, the highest and best use for the subject property is to develop the property for golf course use in order to sell single family residential home sites. The most comparable sites of this nature were sold to developers for residential development. The subject will be compared to subdivision sales in Aiken and Edgefield Counties.



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                                       22

                         HIGHEST AND BEST USE ANALYSIS

Highest & Best Use of the Property as Improved:
         Any determination of highest and best use includes identifying the motivation of probable purchasers. The benefits of a residential neighborhood like the subject property make it possible to maximize a potential net income by the resale of developed lots. Again, the site as improved, must meet the four criteria:

         l.  Is it legally permissible.
         2.  Is it physically possible.
         3.  Is it financially feasible.
         4.  Is it maximally productive.

         For the purpose of this report the highest and best use as improved is not applicable to vacant land. There are no known developed lots, improvements, or proposed improvements on this site at the present time.

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                                       23

                              THE APPRAISAL PROCESS


         "The Appraisal of Real Estate," prepared by the Textbook Revision Sub-Committee of the American Institute of Real Estate Appraisers, states that "value is a problem solving process in which the influence of sociological, economic, governmental, and physical forces are analyzed in relation to a real property. The finished product provides the basis for a decision relating to the property being appraised."
         In the appraisal process, three approaches to value are generally used:
The Cost Approach, the Sales Comparison Approach, and the Income Approach.
         The subject property is a vacant tract of land whereby the cost and income approaches are not applicable. The Sales Comparison Approach is the most reliable way to determine the fee simple market value. In applying the Sales Comparison Approach, the appraiser does the following:

         1.Seeks similar properties for which pertinent sales, listings, offerings, and/or rental data are available
         2.Ascertains the conditions of sale, including the price, motivating forces, and its bona fide nature.
         3.Analyzes each of the comparable properties' important attributes in relation to the corresponding attributes of the property being appraised under the general divisions of time, location, physical characteristics, and terms of sale.
         4.Considers the dissimilarities in the characteristics disclosed in
           Step 3, in terms of their probable effect on the sales price. 5.Formulates, in the light of the comparisons made, an opinion of the relative value of the property being appraised.


         The key to the Sales Comparison Approach is the quantity and quality of the comparable sales. Are there enough of them and are they similar to the subject? Adjustments must be made and the degree of variation between the comparables and the subject many times is the key to the estimate via the market approach. The sales comparison approach is considered extremely significant because it is an expression of the value established by action of buyers and sellers in the market. It will be the only approach used in this report to determine the fee simple market value. A map showing the proximity of the comparable sales to the subject follows.


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                                       24

Map



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                                       25

                       DESCRIPTION OF THE COMPARABLE SALES


TRANSACTION    1                         TAX MAP & PARCEL # pt 00-182-0l-020
               -------                                        -----------------

















GRANTOR  Evans, McNeill, Kendall, & Associates                DATE  June 23,1989
        -----------------------------------------------------     --------------
GRANTEE  Johnny Hendrix, d.b.a. Vale Development Corp.
        -------------------------------------------------
SIZE     304.65 acres                           DEED BOOK  1106  PAGE 104 & 112
        ----------------------------------------          ------      ----------
PRICE    $1,220,000                             PLAT BOOK        PAGE
        ---------------------------------------           -----       ----------
LOCATION  Old Dibble Road, Current site of The Vale Phase I
         -----------------------------------------------------------------------
SITE IMPROVEMENTS  Private water system and septic tanks
                  --------------------------------------------------------------
DESCRIPTION/REMARKS
         This property is in an outlying area in Aiken County where equestrian activity is encouraged. The topography is rolling terrain and a pond is situated on a portion of this development. There is good frontage and access from Old Dibble Road

Z0NING   N/A, Aiken County                              UNIT PRICE  $4,004/Acre
        -------------------                                        -------------


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

                      DESCRIPTION OF THE COMPARABLE SALES


TRANSACTION   2                          TAX MAP & PARCEL # Pt.00-136-01-004


















GRANTOR  Woodside Development Co.                           DATE  March 28, l99l
        ----------------------------------------------------     ---------------
GRANTEE  Plantation South, Inc.
        ------------------------------------------------------------------------
SIZE     74.98 acres                                 DEED BOOK   l239  PAGE  093
        ---------------------------------------------          ------       ----
PRICE    $700,000.00                                 PLAT BOOK         PAGE
        ---------------------------------------------          ------       ----
LOCATION  Off Chukker Creek Road
         -----------------------------------------------------------------------
SITE IMPROVEMENTS   All normal utilities; city water, sewer, and natural gas
                 ---------------------------------------------------------------
DISCRIPTION/REMARKS

         This property is adjacent to Woodside Plantation. A new school was constructed near the subdivision during the development process. The topography is rolling terrain and all utilities are available.

ZONING   N/A, Aiken County                            UNIT PRICE  $9,336 /Acre
       -------------------                                       ---------------


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




                      DESCRIPTION OF THE COMPARABLE SALES


TRANSACTION    3                          TAX MAP & PARCEL # 00-109-01-020


















GRANTOR  Donald Risher                                       DATE  June 30,1989
         ----------------------------------------------------     --------------
GRANTEE  Larry Coker
         -----------------------------------------------------------------------
SIZE     l62.004 Acres                              DEED BOOK  1108   PAGE   l79
         ------------------------------------------           ------       -----
PRICE    $567,014                                  PLAT BOOK          PAGE
         ------------------------------------------           ------       -----
LOCATION Beaver Creek Subdivision; Off Silver Bluff Road
         -----------------------------------------------------------------------
SITE IMPROVEMENTS  Natural Gas, City Water, Septic Tank
                  --------------------------------------------------------------

DESCRIPTION/REMARKS:

         A $300.00 per acre commission was not included in the sale. This property is similar with regard to location and inferior to the subject property with regard to size.

ZONING  N/A, Aiken County                               UNIT PRICE  $3,500/Acre
       ------------------                                          -------------


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

                       DESCRIPTION OF THE COMPARABLE SALES


TRANSACTION   4                                 TAX MAP & PARCEL # 00-015-01-556














GRANTOR  Home Sites LTD                                   DATE  August 21, 1995
         ------------------------------------------------      -----------------
GRANTEE  Belva T. Lacy
         -----------------------------------------------------------------------
SIZE     54.81 Acres                             DEED BOOK   l555     PAGE   333
         ----------------------------------------           -------        -----
PRICE    $461,442.51                             PLAT BOOK    30      PAGE   161
         ----------------------------------------           -------        -----
LOCATION  South side of Walnut Lane, North Augusta, S.C.
         -----------------------------------------------------------------------

SITE IMPROVEMENTS   Vacant/open site at time of purchase, Public water
                  --------------------------------------------------------------
DESCRIPTION/REMARKS

         The tract is level and on street grade. The site was purchased for a residential development. The site transferred ownership from Eric Brandenburg to Home Sites LTD on December 9, 1993 for consideration of $383,670 or $7,000 per acre. Sales activity in this area has increased because of a new shopping center currently under construction in the area. This is a desirable site for residential homes to be built. According to Mr. Lacy, 4 lots per acre could be constructed on this site with minimal site work due to level topography. Also noted around this site is an open space preservation zone, which will assure a sense of privacy for the homeowners who purchase homes in this subdivision once, developed. North Augusta public water and sewer is available

ZONING R-3, Single Family  Residential                  UNIT PRICE $ 8,419/ Acre
       ------------------------------                              -------------


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                                       29

                      DESCRIPTION OF THE COMPARABLE SALES


TRANSACTION 5                                TAX MAP & PARCEL # pt 00-003-01-009


















 GRANTOR  Margaret Rose Hammond                            DATE  June 15, 1989
          -------------------------------------------------      --------------
 GRANTEE  Sigla & Associates
          ---------------------------------------------------------------------
 SIZE     100 Acres                            DEED BOOK   l105     PAGE   005
          ------------------------------------             -----           -----
 PRICE    $807,500                             PLAT BOOK    22      PAGE    64
          ------------------------------------            ------           -----
 LOCATION  Off S.C. Hwy #230, Martintown Road, North Augusta, Savannah Barony
          ----------------------------------------------------------------------
 SITE IMPROVEMENTS  None at the time of sale
                   -------------------------------------------------------------
 DESCRIPTION/REMARKS:

         This is now an established S/D named Savannah Barony. A portion of this subdivision borders the Savannah River, which is considered superior to the subject site. The site has good access to Interstate-20, which is just north of Savannah Barony. Topography is rolling terrain similar to the subject's topography. The subdivision has the availability of North Augusta public sewer and public water.

ZONING R-1; Single Family Residential                    UNIT PRICE $ 8,075/Acre
       -------------------------------                              ------------

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



                      DESCRIPTION OF THE COMPARABLE SALES


TRANSACTION 6                                  TAX MAP & PARCEL#pt 00-015-01-001














GRANTOR  Lee H. and Eric L. Brandenburg                  DATE  October 15, 1990
         -----------------------------------------------       -----------------
GRANTEE  Home Sites LTD
         -----------------------------------------------------------------------
SIZE     96.49 Acres                               DEED BOOK  1206   PAGE    269
         -----------------------------------------           ------       ------
PRICE    $ 299,119.00                              PLAT BOOK   24    PAGE   67-2
         -----------------------------------------           -------     -------
LOCATION  North side of Walnut Lane. Butlers Mill Subdivision
         -----------------------------------------------------------------------
SITE IMPROVEMENTS  Vacant/open site at time of purchase
                  --------------------------------------------------------------
DESCRIPTION/REMARKS

         This property is an established subdivision named Butlers Mill. The subdivision is level and on street grade. Minimal grading and excavation expenses were necessary to develop this subdivision to its current state. A 100' Electric and Gas utility easement exists on this site. Butlers Mill has North Augusta sewer and Edgefield County public water.

ZONING PUD; Planned Unit Development                    UNIT PRICE $ 3,100/ Acre
      -------------------------------                             --------------

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




                      DESCRIPTION OF THE COMPARABLE SALES


TRANSACTION 7                                    TAX MAP & PARCEL #155-00-00-019



















GRANTOR  Dan M. Herlong                                       DATE  June 2, 1998
        -----------------------------------------------------       ------------
GRANTEE  Irwin Gene Scoggins
        ------------------------------------------------------------------------
SIZE     51.35 acres                               DEED BOOK   590     PAGE  057
        ------------------------------------------           --------       ----
PRICE    $130,000.00                               PLAT BOOK           PAGE
        ------------------------------------------           --------       ----
LOCATION  SW corner of Roads #175 and #353 or Pine Ridge Road; Edgefield County
        ------------------------------------------------------------------------
SITE IMPROVEMENTS   All normal utilities; county water and septic tank
                 ---------------------------------------------------------------
DESCRIPTION/REMARKS

         This property is a level and rectangular parcel that is improved with two barns that are 3,500 and 1,200 square feet. The property is situated across from a golf course and the intentions of the seller are to subdivide the property for residential single family development.

ZONING   N/A, Edgefield County                          UNIT PRICE  $2,531/Acre
      -------------------------                                    -------------


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





                         SALES COMPARISON APPROACH GRID

                 SUBJCT       SALE #1      SALE #2     SALE #3      SALE #4     SALE #5     SALE #6      SALE #7

    Sales $                  $1,220,000    $700,000    $567,014    $461,443     $807,500    $299,119    $130,000
     SIZE                      304.65       74.98       162.00       54.81       100.00      96.49        51.35
    $/Acre                     $4,005       $9,336      $3,500      $8,419       $8,075      $3,100      $2,532
    Fincng         N/A       CshtoSllr     Cshtosllr   CshtoSllr   CshtoSllr    Csh/Sllr    Csh/Sllr    Csh/Sllr

    MrktCnd      Current      6/23/89      3/28/91     6/30/89      8/21/95     6/15/89     10/15/90     6/2/98
                 1%/Year
   Adjstd                      $4,365       $9,989      $3,815      $8,672       $8,802      $3,348      $2,532
     $/Ac
     Size        237.72        304.65       74.98       162.00       54.81       100.00      96.49        51.35
                                 0%          -25%         0%         -25%         -20%        -20%        -25%
   Location      Average      Superior     Superior    Superior      Equal      Superior     Equal        Equal
                                -10%         -20%        -10%         0%          -20%         0%          0%
    Site/Vw     15.7AcPnd      1 Pond       Woods       1Pond        Woods      SavRiver     Woods        Pastur
                 4 AcWld        10%          20%         10%          20%         -20%        20%          15%
    Access/       Good         Equal        Equal       Equal        Equal      Inferior     Equal        Equal
    Frontge       Good         Equal        Equal       Equal        Equal      Inferior     Equal        Equal
                                 0%           0%          0%          0%          10%          0%          0%
   Utilities    Adequate       Equal        Equal       Equal        Equal       Equal       Equal        Equal
                                 0%           0%          0%          0%           0%          0%          0%
     Topo/       Rolling      Rolling      Rolling     Rolling      Rolling      Rolling     Rolling       Level
     Shape      Irregular    Irregular     Irregular   Irregular   Rectnglr     Irregular   Irregular    Irregular
                                 0%           0%          0%          0%            0%          0%          0%
      Use       Glf Course   SingleFam    SingleFam   SingleFam   SingleFam     SingleFam   SingleFam    SingleFam
                                 0%           0%          0%          0%           0%          0%          0%
        Net Adjstmnt             0%          -25%         0%          -5%         -50%         0%         -10%
                                 $0        ($2,497)       $0        ($434)      ($4,401)       $0        ($253)
   Adjstd $                    $4,365       $7,492      $3,815      $8,238       $4,401      $3,348      $2,278
   Per Acre



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


                        SALES COMPARISON GRID ANALYSIS
Sales Comparison Grid Analysis:
         Many comparable sales of large tracts of land were analyzed and adjusted to the subject to determine a fee simple market value on a per acre basis. The Edgefield and Aiken County market areas were researched in order to find as many sales as possible. The adjustments were considered reasonable and the largest adjustments were required for differences in size, location and site/view. The sales were purchased for single-family subdivision development. These are the most comparable and the best indications of value for the subject that this appraiser was able to find and verify data on. The property is unique because of the intended golf course use. This appraiser was unable to find any sales of land for the specific use as a golf course therefore subdivision sales were the most comparable to the subject. There were no recent sales of tracts of land purchased for residential development therefore older sales were the only means to establish an appraised value.
         Each sale was researched and verified by public records and by grantor or grantee when possible. Each comparable was inspected to insure that accurate adjustments were made. The adjusted values reflect differences in financing, market conditions, conditions of sale and physical characteristics when needed. The adjustments were qualitative and had to be made based upon appraisal experience and the interaction with other commercial appraisers and real estate agents. It is necessary to explain each segment of the adjustment grid where differences are noted.
         None of the sales required an adjustment for financing. All sales were sold in terms of cash or market rate financing where the seller received cash at closing. No unusual sales conditions or concessions were noted.
         Market Condition adjustments were appropriate because of slowly increasing property values and costs of construction over the last few years. Edgefield and Aiken Counties are stable communities even with the employment cutback at Savannah River Site. After the region and neighborhood data was reviewed, as well as the annual consumer price index figures, a 1% increase in property value per year is reasonable for the subject neighborhood.


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



                         SALES COMPARISON GRID ANALYSIS

         Size adjustments were required because it is typically the case that smaller tracts of land sell for more per acre than larger tracts if all things are equal with the exception of size. Large differences have to be recognized before a size adjustment can be made. In the case of the subject, the sales under 75 acres required size adjustments of 25%. And the sales near 100 acres were adjusted at 20%. Sales #1 and #3 were considered equal and required no adjustment for differences in size.
         Sales #1 and #3 are situated in outlying areas of Aiken County and deemed superior to the subject location by 10%. Sale #2 adjoins but is not a part of Woodside Plantation. It is also situated near a new school and was superior to the subject location by 20%. #4 has some frontage on the Savannah River and was adjusted down by 20%. No adjustments for location were warranted when #4, #6 and #7 were paired with the subject property. The sales that were adjusted by 10% and 20% are closer to the North Augusta and Aiken market, which produce a broader variety of potential users and uses. A matched pairs analysis was not possible. The adjustment was qualitative based on my experience in these markets.
         The site/view adjustments were made based on actual inspections of each comparable sale and the available plats that were recorded at the Edgefield and Aiken County Clerk of Courts Office. The adjustments in this section considered the market value of the water influence and the wooded areas that were located on each tract of land. The subject will have 3 ponds with approximately 16 acres of water influence. All sales were different with regard to site/view and adjusted from -20 to +20%. The property with open pasture required an adjustment of 15% because two barns were situated on the property and added some contributory value. The developable property on the Savannah River was limited but still superior to the subject and was adjusted down by 20%. The sales with woods were adjusted up by 20% and the sales with woods and pond influence were adjusted by 10%. The adjustments were estimated after each sale was verified and the visual inspection of the plats and property was completed.

         The subject has good frontage on S-19-34 or Sweetwater Road. Sale #5 had inferior access and visibility and was adjusted up by 10%.


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                                      35

                         SALES COMPARISON GRID ANALYSIS


         Topography and shape adjustments were not required. No difference in sales price could be proved when #7, which was level and on street grade, was paired with the other sales used in this report. #7 was not adjusted down because it was a level site. Sales #1 through #6 were most comparable to the subject and carried the most weight in this report. All sales are adequate for their intended use and there were no significant differences in terrain or overall marketability of the subject based on sloping or irregular shaped tracts of land.

         There were no differences with regard to utilities or zoning districts and adjustments were not considered in these two categories.

         There were no adjustments for differences in use. There were no unimproved golf course tracts that were surrounded by residential developments to have been exposed to the open market and sold. It was appropriate for his appraiser to use subdivision sales that were near other developed areas as a basis of comparison to the subject. One recent sale of a smaller tract of land in Edgefield County that is located across from a golf course was used and produced a low range of value to be expected from the sale of the subject.

                     RECONCILIATION AND CONCLUSION OF VALUE

         In conclusion, the comparable sales produced a wide range of values per acre to be expected from the sale of the subject. Many sales in Edgefield and Aiken Counties were researched and verified. The most comparable sales were older tracts of land that were developed for residential development. The sales were placed on the sales comparison grid and the appropriate adjustments for market condition and physical differences tightened the range of value to be expected from the sale of the subject property. There have been no recent similar subdivision developments in Aiken or Edgefield Counties that this appraiser is aware of. The sales used were the best available comparison to the subject. The adjustments were necessary and deemed reasonable to establish a fee simple market value for the subject. More recent sales of large tracts that would require fewer adjustments and produce a more accurate indication of market value were not available. The range of value after a market condition adjustment, but before differences in physical characteristics were


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                                       36

                     RECONCILIATION AND CONCLUSION OF VALUE

analyzed was from $2,532 to $9,989 per acre. After the necessary adjustments, the range tightened from $2,278 to $8,238 per acre. Excluding the two high and the two low ranges of values it was reasonable to conclude that the subject would sell between $3,815 and $4,401 per acre. Taking all current economic conditions into consideration, a mid range value of $4,000 per acre is appropriate for the subject.

         The subject parcel is a 237.72-acre tract of land with approximately 16 acres of proposed pond area. The site plan shows where the property will be totally surrounded by developed lots that are a portion of Mount Vintage Plantation. The intended use for the 237.72-acre tract is a golf course. After all factors were considered $4,000 per acre is the best indication of value for the subject. The mean of the range of value was $4,848 per acre; the median value is $4,365. Because of the unique characteristics, a lower value at $4,000 per acre is appropriate for the subject. $4,000 per acre falls in the middle of the range and is used as an appraised value.

                    237.72 Acres @ $4,000 per Acre = $950,880

         The market value of the golf course property, 237.72 Acres, with approximately 16 acres of proposed water influence is estimated to be:

                       NINE HUNDRED FIFTY THOUSAND DOLLARS
                       -----------------------------------
                                  $950,000


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


                                 CERTIFICATION


The undersigned does hereby certify that:

1.   The statements of fact contained in this report are true and correct.

2. The reported analyses, opinions, and conclusions are limited only by the reported assumptions and limiting conditions, and are my personal professional analyses, opinions, and conclusions.

3. I have no present or prospective interest in the property that is the subject of this report.

4. My compensation is not contingent on an action or event resulting from the analyses, opinion, or conclusions in, or the use of, this report.

5. My analyses, opinions, and conclusions were developed, and this report has been prepared, in conformity with the requirements of the Code of Professional Ethics and the Standards of Professional Practice of the American Institute of Real Estate Appraisers.

6. The use of this report is subject to the requirements of the American Institute of Real Estate Appraisers relating to review by its duly authorized representatives.

7. As of the date of this report, I have completed the requirements of the continuing education program of the Appraisal Institute.

8. I have made a personal inspection of the property that is the subject of this report.

9. No one provided significant professional assistance to the person signing this report.



                                          /s/ J. MARSHALL VANN, SRA
                                         ---------------------------------------
                                              J. Marshall Vann, SRA, CG410
                                              State Cert. General R.E. Appraiser


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                        STATEMENT OF LIMITING CONDITIONS


1. It is assumed title to the land, all improvements thereon, together with the contents therein, are marketable. No investigation of legal fee or title to the property has been made. No consideration has been given to liens or encumbrances, which may be against the property, except as specifically stated in the appraisal report.

2. The appraiser does not have any present or contemplated financial interest in the property appraised, nor is the fee for this appraisal report contingent upon the values reported.

3. All opinions and final estimates are those of the contract appraiser, after having made a personal inspection of the land and improvements.

4. No land survey has been made by the appraiser, and land dimensions and descriptions in this report were taken from information furnished by the owner and available public records. The appraiser assumes no responsibility for the accuracy of such land dimensions and descriptions.

5. All opinions as to market value are presented as the appraiser's considered opinion based on the facts and data set forth in the report. The appraiser assumes no responsibility for changes in market conditions or for the inability of the owner or his representative to locate a purchaser at the appraised value.

6. The market value developed in this appraisal does allow for sales commissions to real estate brokers or others duly authorized to sell the property.

7. The final values are predicated on the assumption that there is a reasonable seller, buyer, lessee or lessor, fully acquainted with the property, its uses and limitations.

8. The appraiser is not required to give testimony or to appear in court with reference to this property by reason of this report unless prior arrangements have been made.

9. By acceptance of this appraisal report, the orderer, owner, purchaser, seller, client, lender or any person subsequently receiving this report agrees and understands that the appraiser's liability is limited to the amount of the appraisal fee charged for preparing this appraisal report. This appraisal report is an economic study for value, it is not an engineering, structural, mechanical, feasibility or architectural study.


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

                        STATEMENT OF LIMITING CONDITIONS

10. Users of this appraisal report are directed to obtain the services of a professional engineer to determine the presence and/or absence of hazardous materials including, but not limited to: asbestos and/or radon gas and/or urea formaldehyde foam insulation, as well as the structural integrity of the building and the present condition of its mechanical systems, since the Appraiser(s) has made no such inspection expressly or implied and accept no responsibility therefore.

11. This appraisal is specifically contingent upon, and the appraiser's understanding that, there has been or will be, a removal of any underground storage tanks which exist or which may have existed on the subject site; also that there has been no contamination of soils. If contamination has occurred, the contaminated soils and the source of the contamination will be removed and the contamination remedied on the subject site in accordance with all federal and state regulations.

12. Acceptance of, and/or use of, this appraisal report by client or any third party constitutes acceptance of the above conditions. Appraiser liability extends only to stated client, not subsequent parties or users of any type, and the total liability of appraiser and firm is limited to the amount of the fee received by appraiser.



                                         /s/  J. MARSHALL VANN, SRA
                                         ----------------------------------
                                              J. Marshall Vann, SRA, CG410
                                              State Cert. General R.E. Appraiser

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TRANSACTION    1                              TAX MAP & PARCEL # Map 71; Prcl 7
            -------                                            -----------------


















GRANTOR  Grace T. Clark                                       DATE  May 2, 1991
        -----------------------------------------------------      ------------
GRANTEE  Regis Development Co.
        -----------------------------------------------------------------------
SIZE     207.2 Acres                             DEED BOOK    939     PAGE   272
        ----------------------------------------           ---------       -----
PRICE    $1,036,000; $5,000 per acre             PLAT BOOK            PAGE
        ----------------------------------------           ---------       -----
LOCATION  North side of Hardy McManus Road to Savannah River; Rivershyre S/D
        ------------------------------------------------------------------------
SITE IMPROVEMENTS  Public Water, Public Sewer, Natural Gas
                  --------------------------------------------------------------
DESCRIPTION/REMARKS:

         Since the purchase of the site, the property has been subdivided into separate tracts of land for development of residential home sites. Rivershyre is currently being developed in phases as seen on the tax assessors map. Approximately 30% of the total acreage is in the 100 year flood plain. The subdivision borders the southern edge of the Savannah River and is located in Columbia County, Georgia. All utilities are available to this site.

ZONING  R-2; Residential                                UNIT PRICE  $5,000/Acre
       -----------------                                           -------------


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TRANSACTION   5                   TAX MAP & PARCEL # 00-159-01-001 00-158-01-169


















GRANTOR  Mark XX Investment Corp.                         DATE  December 19,1986
        -------------------------------------------------       ----------------
GRANTEE  Thomas J. Biddle
        ------------------------------------------------------------------------
SIZE     l53.15 acres                              DEED BOOK   964    PAGE   245
        ------------------------------------------           -------       -----
PRICE    $336,930                                  MISC BOOK          PAGE
        ------------------------------------------           -------       -----
LOCATION   Current site of Exeter Subdivision
        ------------------------------------------------------------------------
SITE IMPROVEMENTS  Natural Gas, City Water, Septic Tanks
                  --------------------------------------------------------------
DESCRIPTION/REMARKS

         This property is less than one mile from the subject property and very similar with regard to location and topography.

ZONING   N/A, Aiken County                           UNIT PRICE  $2,200/acre
      --------------------                                      ----------------

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TRANSACTION  6                               TAX MAP & PARCEL # pt 00-l34-0l-020
















GRANTOR  Julia E. McMillan                             DATE  September l4, l990
        -----------------------------------------------     --------------------
GRANTEE  Waters Edge Development of Aiken
        ------------------------------------------------------------------------
SIZE     40.44 Acres/7.88 Acre Pond              DEED BOOK   1199     PAGE   218
        -----------------------------------------           -------        -----
PRICE    $500,000                                PLAT BOOK    24      PAGE    29
        ------------------- ---------------------           -------        -----
LOCATION  Located off Richardson Lake Road (Waters Edge)
        ------------------------------------------------------------------------
SITE IMPROVEMENTS  City water and natural gas
                  --------------------------------------------------------------
DESCRIPTION/REMARKS

         This property is very similar to the subject with regard to topography but superior with regard to location. A 7.88 acre pond is located on this site and residential homes are being constructed around the pond site.

ZONING  N/A, Aiken County                                UNIT PRICE $l2,364/acre
       ------------------                                          -------------

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TRANSACTION   10                         TAX MAP & PARCEL #   00-015-01-001




















GRANTOR  Lee H. and Eric L. Brandenburg                      DATE  May 12, 1992
        ----------------------------------------------------      -------------
GRANTEE  Home Sites LTD
        -----------------------------------------------------------------------
SIZE     179.23 Acres                           DEED BOOK   1324     PAGE    114
        ----------------------------------------            -------       ------
PRICE    $ 896,150                              MISC BOOK    27      PAGE    109
        ----------------------------------------            -------       ------
LOCATION  North side of Walnut Lane, North Augusta; Walnut Grove S/D
        ------------------------------------------------------------------------
SITE IMPROVEMENTS  Vacant/Partially wooded site at time of purchase
                  --------------------------------------------------------------
DESCRIPTION/REMARKS

         This property is gentle rolling terrain that would require minimal excavation and grading. A portion of the site has been developed into Walnut Grove S/D. The site has North Augusta sewer and Edgefield County public water.

ZONING  R-4; Single Family Residential                   UNIT PRICE $ 5,000/Acre
       -------------------------------                             -------------


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TRANSACTION   12                                TAX MAP & PARCEL # 154-00-01-057
















GRANTOR  Lang Rivers, Hayes Financial Services, Inc. and Robert W. Pollard Jr.
        ------------------------------------------------------------------------
GRANTEE  Betty H. Paxton
        ------------------------------------------------------------------------
SIZE     6.0 Aces                                  DEED BOOK   560     PAGE  123
        -------------------------------------------          --------       ----
PRICE    $39,000.00                                PLAT BOOK   560     PAGE  29
        -------------------------------------------          --------       ----
LOCATION  SW corner of Roads #40 and #353 or Pine Ridge Road; Edgefield County
        ------------------------------------------------------------------------
SITE IMPROVEMENTS  All normal utilities; county water and septic tank
                 ---------------------------------------------------------------
DESCRIPTION/REMARKS

         This property is a level and rectangular parcel that is not improved at this time. The property is situated in a residential are near the Pine Ridge County Club golf course and the intentions of the seller are to subdivide the property for residential multi-family development.

ZONING   N/A, Edgefield County                           UNIT PRICE  $6,500/Acre
       -----------------------                                      ------------


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

                          QUALIFICATIONS OF APPRAISER

                             J. Marshall Vann, SRA

                     PROFESSIONAL EXPERIENCE AND BACKGROUND

         Appraisal associate with Palmetto Service Corporation, Aiken, South Carolina, from September 1988 to June 1995. Appraisal associate with Sherman and Hemstreet Inc., commercial sales and developers, 123 Eighth Street, Augusta, Georgia, 30901 from June 15, 1995 to present.

         MAI Candidate status with The Appraisal Institute. Candidate #: M932997

         Awarded SRA designation from The Appraisal Institute in 1993.

         Qualified as an expert witness for testimony in Federal Court, in Columbia, SC and Superior Court in Richmond County, GA.

         Currently licensed as a Georgia and South Carolina Certified General Real Estate Appraiser (License No. CG 003605 (GA) and CG 410 (SC), and as a Real Estate Salesman with the South Carolina Real Estate Commission.

         Primary responsibilities include the appraisal of a variety of commercial, single family, multifamily, condominiums, and vacant land properties in Georgia and South Carolina, primarily Richmond and Columbia Counties in Georgia and Aiken, Edgefield, and McCormick Counties in South Carolina. Clients served consist of various governmental bodies, relocation companies, governmental organizations, law firms, banks, savings and loan associations, local businesses, and individuals. Responsibilities also include the inspection of construction sites for disbursement on construction loans for various lending institutions in Georgia and South Carolina.

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                                   Education


BA  Degree, History, 1980, Presbyterian College, Clinton, South Carolina.

Completed various courses with the Appraisal Institute, formerly the American Institute of Real Estate Appraisers, and the South Carolina Real Estate Commission.

1988-Real Estate I, 40 Hours-Aiken Technical College

1989-Real Estate II, 30 Hours-Aiken Technical College

1989-Real Estate Appraisal Principles, 38.5 Hours - American Institute of Real
     Estate Appraisers, University of Georgia, Athens, GA.

1990-Residential Valuation Course, 39 Hours - American Institute of Real Estate
     Appraisers, University of Georgia, Athens, GA.

1991-Standards of Professional Practice, Part A, 16 hours - Athens, GA. 1996-Columbia, SC

1991-Standards of Professional Practice, Part B, 11 Hours - Athens, GA. 1996-Columbia SC

1992-Credit received from the American Institute of Real Estate Appraisers for a Residential Demonstration Appraisal Report.

1992-Capitalization & Theory Techniques Part A, 39 hours - American Institute of
     Real Estate Appraisers, University of South Carolina, Columbia, SC.

1993-Advanced Income Capitalization, Course 510, 40 hours - Appraisal Institute,
     University of Georgia, Athens, GA.

1994-Advanced Applications, Course 550, 40 hours - Appraisal Institute,
     University of Georgia, Athens, GA.

1995-Appraisal Procedures, Course 120, 39 Hours - Appraisal Institute,
     University of Georgia, Athens, GA.

1995-Report Writing and Valuation Analysis, Course 540, 40 hours - Appraisal
     Institute, Georgia State University North Metro Center, Atlanta, GA.

1995-Credit received from The Appraisal Institute for a Demonstration Appraisal
     Report of an Income property.

1997-The Appraisers Complete Review, 21 Hours, Orlando Arena, Orlando, Florida


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                             Assocation Memberships

1988-Member, Aiken Board of Realtors
1989-Licensed South Carolina Real Estate Salesman
1990-Permanent Real Estate Sales License
1992-South Carolina & Georgia Licensed Real Estate Appraiser
1993-South Carolina & Georgia Certified Residential Real Estate Appraiser 1993-SRA Designation from Appraisal Institute
1993-Member - Panel of Regional Ethics & Counseling, Appraisal Institute 1995-Placed on the Lender Selection Roster of Appraisers in the Atlanta, GA and
     Columbia, SC HUD Offices.
1995-South Carolina & Georgia Certified General Real Estate Appraiser


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